EXHIBIT 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     Amendment No. 1 to Rights Agreement, dated as of May 30, 2008 (this “Amendment No. 1”), between PFSweb, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000 (“ Rights Agreement”);
     WHEREAS, the Board of Directors of the Company has considered the reasons underlying the adoption of the Rights Agreement and has determined that those reasons continue to be valid at present;
     WHEREAS, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth; and
     WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 1.
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:
     1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is amended and restated as follows:
     (a) “Acquiring Person” shall mean any Person who, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any wholly owned Subsidiary of the Company and (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or for purposes of funding or providing Common Shares to any such Plan (each an “Exempt Person”). Notwithstanding the foregoing, no Person, together with such Person’s Affiliates and Associates (a “Qualified Shareholder”), shall be deemed to be an “Acquiring Person” so long as (x) such Qualified Shareholder is the Beneficial Owner of less than 20% of the Common Shares of the Company then outstanding, and (y) such Qualified Shareholder reports, or is required to report, such Beneficial Ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or in the case of a Qualified Shareholder, 20% or more) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or in the case of a Qualified Shareholder, 20% or more) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provision, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.
     2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by deleting the term “15%” in such section, and replacing it with the term “20%”.
     3. Amendment to Exhibit C. Exhibit C to the Rights Agreement is hereby amended by deleting the term “15%” in each place in which such term appears in Exhibit C, and replacing it with the term “20%”.
     4. Other Terms Unchanged. This Amendment No. 1 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     5. Severability. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     6. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     7. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
     8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

PFSWEB, INC.
By:
Name:
Title:

MELLON INVESTOR SERVICES LLC, as Rights Agent
By:
Name:
Title: